Exhibit 14.1

NOBLE INTERNATIONAL, LTD.

Conduct Policy on Business Ethics and Compliance With Laws

Purpose

The Board of Directors of Noble International, Ltd. (“Noble” or the “Company”) has adopted a Conduct Policy on Business Ethics and Compliance with Laws (the “Conduct Policy”). The Conduct Policy seeks to demonstrate the Company’s commitment to legal compliance and high ethical conduct, as well as the “tone at the top” that applies to Noble associates, officers and directors at every level. These policies are also a general guide to the Company’s standards of business practice and legal compliance.

Governing Principle

The actions of Noble and our associates, officers and directors are governed by the fundamental principle that ethics and business are inseparable. The Company’s business objectives can only be achieved by adherence to the highest ethical standards, and compliance with all local laws and regulations applicable to our business around the world. All business and functional units are required to ensure that Covered Persons (defined below) receive, understand, and comply with the laws, regulations and standards that govern their areas of business responsibility. Any suspected compliance lapses should be reported to a supervisor who, in turn, shall ensure that full compliance is restored, as appropriate.

Covered Persons and Entities

Covered Persons: This Conduct Policy covers all Noble associates, officers and directors (“Covered Persons”); it may also cover Noble’s agents and intermediaries to the extent practicable, and in compliance with local laws.

Covered Entities: This Conduct Policy applies to Noble and its subsidiaries, affiliates, partnerships and other businesses over which the Company has control (“Covered Entities”), including the associates, officers and directors of the Covered Entities. Noble shall exercise its power and authority as a shareholder or participant to cause this Conduct Policy or the principles articulated in this Conduct Policy to be adopted and implemented, as practicable and in compliance with applicable local laws.

Vendors: Vendors are expected to adhere to the highest ethical standards while working on Noble’s behalf. Vendors are also required to read and comply with the Conduct Policy, and provide training for their employees and representatives to ensure that they are aware of Noble’s expectation regarding their conduct, to the extent possible, and subject to local law requirements.

Noble International, Ltd. Conduct Policy
July 2008

Notice

All Covered Persons are responsible for understanding and complying with this Conduct Policy, applicable laws and regulations, and other Noble policies. Covered Persons are also responsible for raising compliance and ethics concerns through the Company’s established channels, as discussed herein and in other Company policies. Failure to read and/or acknowledge this Conduct Policy does not exempt a Covered Person or Entity from having the responsibility to comply with this Conduct Policy, applicable laws, regulations, and the Noble policies related to a particular job or function.

Conflicts of Interest

Conflicts Generally: No Covered Person may have a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of Noble. All Covered Persons must be sensitive to appearances of conflicts of interest as well as to actual or potential conflicts of interest. Actual or potential conflicts of interest can take many forms including, for example, employment, consulting or agency relationships, business investments, receipt of improper personal benefits, and competition with Noble. All actual or potential conflicts of interest must be reported to management promptly.

Gifts & Entertainment: No associate, officer or Board member may offer or accept a gift or participate in entertainment the appearance or effect of which may be viewed as creating a conflict of interest. Noble encourages the use of good judgment, discretion, and moderation when giving and accepting gifts or entertainment in business settings. Gift giving and entertainment practices may vary in different cultures; however, any gifts and entertainment given or received must be in compliance with law, must not violate the giver’s and/or receiver’s policies on the matter, and be consistent with local custom and practice. Noble associates, officers and Board members do not solicit gifts, entertainment, or favors of any value from persons or firms with which Noble actually or potentially does business. In addition, Noble associates, officers and Board members may not act in a manner that would place any vendor or customer in a position where he/she may feel obligated to make a gift, provide entertainment, or provide personal favors in order to do business or continue to do business with Noble.

Conflict Waivers: Any conflict of interest waiver relating to directors or Executive Officers may only be made after review and approval by the Board upon the recommendation of its Governance and Nominating Committee. Any such waiver must be publicly disclosed to the extent required by law. Noble associates in doubt about a potential conflict should immediately contact a supervisor, manager, another member of management, or a member of Noble’s Office of General Counsel.

Corporate Opportunities

Covered Persons are prohibited from taking for themselves business opportunities that come to their attention as a result of their position with Noble. Such opportunities belong to Noble and may not be used by Covered Persons for personal gain unless first offered to Noble, rejected by it, and subsequently approved by Noble for use by the Covered Person.

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Financial Integrity

Financial Systems: Noble shall make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Noble’s assets. Noble shall also devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i) transactions are executed in accordance with management’s general or specific authorization;

(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and all local, state, or federal laws or other criteria applicable to such statements;

(iii) access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

All Covered Persons shall undertake to ensure that transactions are executed in accordance with management’s general or specific authorization; are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and in compliance with all applicable local and national laws.

Prohibited Entries, Payments, and Transactions: Noble prohibits:

(i) the establishment of unrecorded funds;

(ii) false entries or entries that obscure the purpose of the underlying transaction;

(iii) payments by Covered Persons, on behalf of Noble, with the intention or understanding that any part of such payment is for a purpose other than that described by the documents supporting the payment.

(iv) the use of funds or assets of Noble to make any payment for any unlawful purpose or to influence or attempt to influence improperly any other person.

Covered Persons are also required to refer to and follow the “Company’s Procedures for Receipt, Retention and Handling of Accounting, Internal Controls or Audit-Related Complaints” that is incorporated into this Conduct Policy by reference. It is available for all to read on the Noble intra-company website (at website address: http://noblepoint/default.aspx).

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Inside Information

In the course of doing business for Noble, or in discussions with its customers, vendors, or partners, Covered Persons may become aware of “material” non-public information about that organization or Noble. Non-Public information that may be considered “material” to investors and others shall be disclosed to the public only by an authorized Noble representative. Information may be considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to trade in the public securities of the company. Until such disclosure is made, such information, often referred to as “inside information,” shall be retained in strict confidence.

Specifically, Covered Persons shall not:

(i) disclose inside information to any outside person or group until the information has been publicly released;

(ii) disclose inside information to any other Covered Person except on a strict need-to-know basis,

(iii) buy or sell the public securities of a company, including Noble, on the basis of such information; or

(iv) take any economic or personal advantage of any such information, such as buying or selling stock or other securities of Noble or of any other Noble which the inside information may pertain.

Covered Persons are also required to refer to and follow the “Insider Trading Policy” that is incorporated into this Conduct Policy by reference. It is available for all to read in the Noble intra-company website (at website address: http://noblepoint/default.aspx).

Conduct Policy Guidelines for Certain Business and Operational Activity

The Company’s business is dynamic and ever-expanding. As we move into new markets and overseas locations, all Covered Persons, wherever located, should be mindful of the following specific business Conduct Policy guidelines, subject to local law requirements.

International Business Activities: Noble is an international company, and our business operations are subject to the laws of many different countries and jurisdictions. Noble Covered Persons doing business internationally must comply with applicable laws and regulations and uphold this Conduct Policy at all times. Cultural difference or local laws and customs may require a different interpretation of this Conduct Policy. If you are unsure of how to interpret or comply with this Conduct Policy at any given time, consult your supervisor (who should consult the Office of the General Counsel), or the Office of the General Counsel directly, before taking any action. Noble will comply with applicable U.S. laws and regulations that govern its operations, as well as national and local laws wherever it does business, as appropriate.

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Regulatory Compliance: Covered Persons and Covered Entities are responsible for being aware of and obeying the laws and regulations that govern the global operation of Noble’s business, including laws related to health, safety, or the environment, information privacy, competition law, anti-terrorism laws, or criminal laws, among others. Covered Persons are responsible for understanding these laws and regulations as they apply to their jobs and for preventing, detecting, and reporting instances of non-compliance to the Office of the General Counsel, at email address: GeneralCounsel@nobleintl.com. You may also report such non-compliance to a supervisor, or a member of Noble Management Team or Human Resources.

Sensitive Payments: Noble, and its Covered Entities and Covered Persons, must not offer, promise, authorize, give, or pay a bribe or anything of value to an official, directly or indirectly, in order to obtain or maintain business for the Company, or in order to secure an improper advantage for the Company. Bribery of an official in order to induce that official to use or misuse his or her position to help achieve Noble business, licensing, tax, or regulatory objectives, among other improper purposes, is also strictly prohibited. We are all required to comply with applicable anticorruption and antibribery laws, including the U.S. Foreign Corrupt Practices Act, as well as local and national anticorruption and antibribery laws. If you are uncertain about whether a payment or benefit to an official violates this Conduct Policy, before proceeding, please send an email inquiry to the Office of the General Counsel at email address: GeneralCounsel@nobleintl.com.

Employment and Labor Laws and Policies: All employment at or with Noble must be in compliance with all applicable laws and regulations, including those concerning hours, compensation, opportunity, human rights and working conditions. Noble strictly prohibits discrimination or harassment against any Covered Person on the basis of race, color, religion, gender, sexual orientation, national origin, age, disability, veteran’s status or any other status protected by applicable law. Covered Persons are also required to refer to and follow the “Policy on Harassment” that is incorporated into this Conduct Policy by reference. It is available for all to read in the Noble intra-company website (at website address: http://noblepoint/default.aspx).

Safe Workplace: It is also the Conduct Policy of Noble that all associates work in a clean, orderly, and safe environment. In the interest of maintaining a safe and healthy workplace, Noble requires full compliance with all applicable local and national workplace safety and health regulations, as well as relevant safe workplace practices.

Environmental Laws and Regulations: Noble respects the environment and requires all Covered Persons to demonstrate their commitment to a healthy and safe environment in the conduct of our operations, facilities and offices around the world. The Company and Covered Persons must comply with all applicable laws and regulations regarding the use and preservation of our land, air, and water in all the locations in which we operate.

Antitrust and Competition Laws: It is the Conduct Policy of Noble to comply with the competition or antitrust laws of each country or region in which its companies do business. No Covered Person shall engage in anti-competitive conduct in violation of any such antitrust or competition laws or rules. Violation of applicable competition and antitrust laws result in severe

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penalties and sanctions for corporate violators and individuals. You must consult the Office of the General Counsel at GeneralCounsel@nobleintl.com, if you believe that you have uncovered a violation of this Conduct Policy, or if you are uncertain about how the Company’s Conduct Policy against anti-competitive business dealings and actions should be interpreted.

Noble Compliance Program

Administration: Noble’s Office of General Counsel is responsible for the overall administration of this Conduct Policy and for providing associates with resources and materials to assist them in conducting their business activities in a legal and ethical manner. In administering the program, the Office of General Counsel works closely with SOX, Finance, Human Resources, Internal Audit, and each Noble business unit to ensure that this Conduct Policy is communicated to all relevant parties, training is provided based on business unit risks, and the Conduct Policy is complied with, enforced, and updated, as necessary. Compliance with the Conduct Policy by Covered Persons and Covered Entities, as well as the adequacy of the Conduct Policy, shall be tested not less than every three (3) years by an independent ethics and compliance consultant with oversight by the General Counsel.

Compliance Program Components: The Office of the General Counsel shall appoint a Noble Compliance Committee who will work with the Office of the General Counsel to administer the Conduct Policy, and who have expertise on issues relating to the management of the Conduct Policy and the Company’s compliance program. The Compliance Committee shall meet not less than three (3) times per year. The Noble Compliance Committee shall provide reports to the Noble Board of Directors at least annually on the results of administering this Conduct Policy and any issues uncovered and addressed by the Compliance Committee. The Compliance Committee shall strive to ensure that Noble devotes adequate resources for the prevention, detection and punishment of violations of this Conduct Policy or violations of law. The Compliance Committee shall devise a plan for communicating the Conduct Policy and other Company policies and procedures, and ensure that it is implemented. The Compliance Committee shall recommend and facilitate any training for relevant Covered Persons and Covered Entities, based on the nature and operational risks associated with the Noble business unit or operation involved. The Chairman of the Compliance Committee shall report directly to the General Counsel, and to the Audit Committee of the Board of Directors.

Compliance Program Development Mechanisms: In consultation with the Compliance Committee, each Noble business unit shall assess the significant compliance risks related to its business and help establish such specific practices, policies and procedures for their business units and facilities as are necessary to adequately prevent and detect noncompliance with the requirements of the Conduct Policy. Pursuant to the specific, risk-based practices, policies, and procedures established with the input by the business units, the following shall apply:

(i) there shall be no delegation of authority to any individual with a known propensity to engage in illegal activities;

(ii) reasonable steps shall be taken to train Covered Persons regarding compliance standards and procedures;

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(iii) there shall be monitoring and auditing programs that are reasonably designed to detect illegal conduct by Covered Persons, and a local reporting system under which violations can be reported, as appropriate and permitted in compliance with local law;

(iv) appropriate disciplinary action shall be taken against those Covered Persons who violate this Conduct Policy; and

(v) if a violation is detected, Noble or the relevant business unit shall take reasonable corrective and remedial measures, as warranted, and permitted under applicable laws.

Board Level Approval

This Conduct Policy is endorsed and approved by Noble’s Board of Directors. The Board of Directors and Senior Management are responsible for ensuring that Noble and all affected and covered parties comply with this Conduct Policy.

Internet and Intranet Access

This Conduct Policy, other appropriate Company policies, as well as the “Procedures for Receipt, Retention, and Handling of Accounting, Internal Controls or Audit-Related Complaints” are also available on the internet at www.nobleintl.com, for public reference, as required.

Enforcement and Disclosure

Violations of this Conduct Policy cannot and will not be tolerated. Penalties for such violations may include disciplinary action up to and including termination of employment, subject to local and national law requirements and rules. As appropriate and required by applicable laws, Noble, in consultation with its General Counsel, shall make appropriate legal assessments to determine if a disclosure to relevant regulatory and enforcement authorities is required or warranted by the Company with respect to a violation of this Conduct Policy.

Reporting Methods

Subject to the requirements of local or national laws, any Covered Person who suspects a violation or potential violation of this Conduct Policy is urged to confidentially report that information, in good faith, to a supervisor, or the Office of the General Counsel at website address: GeneralCounsel@nobleintl.com. Subject to the requirements of local and national laws, the Covered Person should also refer to “Noble’s Procedures for Receipt, Retention, and Handling of Accounting, Internal Controls or Audit-Related Complaints” (available at Noble’s website address: http://noblepoint/default.aspx). Any associate may also submit information regarding questionable accounting or auditing matters to the Office of the General Counsel at GeneralCounsel@nobleintl.com.

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Non-Electronic Reporting: Reporting of a concern or suspected violation of this Conduct Policy is available for those Covered Persons who do not have access to a computer or email. The procedure for non-electronic or non-email reporting is the following:

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send a letter in an envelope marked “Confidential Report” to the attention of the General Counsel at Noble’s U.S. corporate headquarters (address available on Noble’s website address: http://noblepoint/default.aspx);

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send a fax with the attached written summary of the report, marked “Confidential Report”, to the attention of the General Counsel (at the fax number listed on Noble’s website address: http://noblepoint/default.aspx);

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where a hotline or helpline is permitted by the local law and available, call the telephone number set forth in Noble’s Whistleblower Policy (and available on Noble’s website address: http://noblepoint/default.aspx).

Confidentiality: Noble will handle all inquiries and reports under this Conduct Policy discreetly and make every effort to maintain, within the limits allowed by all applicable laws, the confidentiality of anyone requesting guidance or reporting a violation or potential violation.

Retaliation

Any retaliation, threatened retaliation, vindictiveness, or discrimination against any Covered Person who, in good faith, reports a violation or suspected violation of this Conduct Policy, is strictly prohibited. Covered Persons who knowingly make a false report of a possible violation for the purpose of maliciously harming another individual, may be subject to appropriate disciplinary action from Noble, subject to applicable local law requirements.

Employment

This Conduct Policy is not intended to and does not create an employment contract, and does not create any contractual rights between Noble and Covered Persons or create any express or implied promise for specific treatment in specific situations. A Covered Person’s employment relationship with Noble can be terminated at any time for any reason with or without cause, unless otherwise required by local laws outside the United States or a written contract signed by an authorized Noble representative.

Modification

Noble reserves the right, in its sole discretion, to modify or eliminate any of the contents of this Conduct Policy without prior notice, subject to local law and national law requirements. It is the responsibility of every Covered Person to be aware of the current version of this Conduct Policy and follow it.

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